Exhibit 4.51

English Translation

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) dated October 17, 2018, is made in Guangzhou, the People’s Republic of China (the “PRC”), by and among:

Party A:	Guangzhou 100-Education Technology Co., Ltd.
Address:	Room 2910, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-1:	Guangzhou Huaduo Network Technology Co., Ltd.
Address:	24/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-2:	Guangzhou 100-Wuyou Online Education Technology Co., Ltd.
Address:	Room 2804, 28/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-3:	David Xueling Li
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party C:	Guangzhou Sanrenxing 100-Education Technology Co., Ltd.
Address:	Room 2803, 28/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou

Party B-1, Party B-2, Party B-3 collectively referred to as “Party B”. Party A, Party B and Party C respectively referred to as a “Party”, collectively referred to as “Parties”.

WHEREAS:

1.	Party B is the shareholder of Party C; Party B holds 100% equity interests of Party C as of the date of execution of this Agreement, representing Party C’s registered capital of RMB100 million.

2.	Party A and Party C entered into a series of legal documents, including an Exclusive Business Cooperation Agreement and Exclusive Technology Support and Technology Services Agreement on August 12, 2008, which are made for purpose of formation of Party A’s control over Party C (collectively as “Controlling Documents”).

English Translation

THEREFORE, the Parties hereby agree as follows:

1.	Sale and Purchase of Equity Interests/Assets

1.1	Right of Grant

1.1.1	Party B hereby irrevocably and unconditionally grants Party A an exclusive option right to, according to the exercise steps decided by Party A at is own discretion and the price described in Clause 1.3 hereof, at anytime purchase or designate one or several persons (“Designated Person”) to purchase any portion of or all of equity interests held by Party B in Party C in one or several installments, to the extent allowed by laws of the PRC (“Equity Purchase Right”). Any third party other than Party A and Appointed Person should not enjoy the Equity Purchase Right or any other rights with respect to Party B’s equity interests. Party C hereby allows Party B to grant the Equity Purchase Right to Party A. “Person” mentioned in this clause and this Agreement refers to individuals, companies, joint ventures, partnerships, enterprises, trusts and non-corporate organizations.

1.1.2	Party C hereby agrees, and irrevocably and unconditionally grants Party A an exclusive assets purchase option right (“Assets Purchase Right”) to, according to the Assets Purchase Right, at anytime request Party C transfer any portion of or all of assets held by Party C to Party A or Designated Person, to the extent allowed by laws of the PRC and in accordance with this Agreement.

1.2	Steps of Exercise

The exercise of Equity Purchase Right or Assets Purchase Right by Party A is subject to provisions of laws and regulations of PRC. When exercising the Equity Purchase Right or Assets Purchase Right, Party A shall serve a written notice (“Exercise Notice”) to Party B or Party C, to specify the following issues: (a) decisions of Party A regarding the exercise of Equity Purchase Right or Assets Purchase Right; (b) the percentage of equity interests to be purchased by Party A from Party B (“Purchased Equity Interests”) or the specific asset purchased from Party C, and (c) date of purchase/assignment of Purchased Equity Right or Assets Purchase Right.

1.3	Transfer Price

The total purchase price of all the Purchased Equity Interest held by Party B which Party A exercises the Equity Purchase Right to purchase shall be equivalent to the actual registered capital contribution paid by Party B in respect of the Purchased Equity Interests (or the price may be determined by the share transfer agreement signed by Party A (or the Designated Person) with Party B, provided that the price does not violate the laws and regulations of China and is agreed by Party A); When Party A exercises the Equity Purchase Right to purchase a portion of Purchased Equity Interests held by Party B in Party C, the purchase price shall be calculated on a pro-rata basis. If at the time Party A exercises the Equity Purchase Right, the laws of China has any mandatory provisions on the transfer price of the Purchased Equity Interest, resulting in the lowest price allowed by law is higher than the abovesaid price, then the transfer price shall be subject to the minimum price allowed by the laws of China (“Equity Purchase Price”).

English Translation

With respect to the assets held by Party C which Party A exercises the right to purchase, Party A or the Designated Person shall pay the company the net book value of the relevant assets each time Party A exercises its rights. If the lowest price allowed by the law of China is higher than the abovesaid net book value, then the transfer price shall be subject to the minimum price allowed by the laws of China (“Assets Purchase Price”, together with “Equity Purchase Price” the “Transfer Price”).

1.4	Assignment of Purchased Equity Interests/Assets

Every time Party A exercises the Equity Purchase Right,

1.4.1	Party B shall cause Party C to hold the shareholders’ meeting, by which the resolutions regarding Party B’s assignment of Purchased Equity Interests to Party A and/or Designated Person shall be resolved and approved;

1.4.2	Party B shall obtain Party C’s other shareholders’ (if any) consent regarding the assignment of Purchased Equity Interests to Party A and/or Designated Person, and provide a written statement with respect to waiver of the option right;

1.4.3	Party B shall enter into a respective equity transfer Agreement for each transfer of equity interests with Party A and/or the Designated Person (if applicable) in accordance with the provisions hereof and the Exercise Notice;

1.4.4	Within thirty (30) days of receipt of Exercise Notice, Party B shall enter into all the necessary contracts, agreements and documents with related parties, obtain all governmental approvals and consents, and complete all necessary registration and records, transfer of all valid ownership of the Purchased Equity Interests to Party A and/or the Designated Person, as well as validation of Party A and/or the Designated Person’s status as registered owner of the Purchased Equity Interests, without any security rights. For the purpose of this clause and this Agreement, “security interest” includes guaranty, mortgage, third party’s rights or interests, any stock option, right of purchase, option right, setting-off right, ownership retention or other guaranty arrangement, etc., provided that, for purchase of clarification, it will not include any security interest arising from this Agreement and Party B’s Equity Pledge Agreement and Party B’s Power of Attorney. “Party B’s Equity Pledge Agreement” as mentioned in this Agreement refers to the Equity Pledge Agreement entered into by and among Party A, Party B and Party C on the date hereof, and any amendment, revision or restatement of the Equity Pledge Agreement; “Party B’s Power of Attorney” as mentioned in this Agreement refers to the Power of Attorney authorizing Party A executed by Party B on the date hereof, and any amendment, revision or restatement of the Power of Attorney.

Every time Party A exercises the right to purchase assets,

English Translation

1.4.5	Party C shall cause Party B to hold the shareholders’ meeting, by which the resolutions regarding Party C’s transfer of any or all of the assets of Party C to Party A and/or Designated Person at the Transfer Price shall be resolved and approved;

1.4.6	Party C shall enter into assets transfer agreements with Party A and/or Designated Person, transfer any or all of the assets of Party C to Party A and/or Designated Person at the Transfer Price, procure Party B provide necessary assistance to Party A (including provide and execute all the relevant legal documents, perform all the obligations of governmental approvals and registration, and bear all the relevant obligation), making Party A and/or Designated Person acquire all of or any of Party C’s assets, and there shall be no legal defects and without any security rights, restrictions from third party on such transferred assets, or any other restrictions on Party C’s assets.

1.5	Payment

Regarding to the Equity Purchase Right and the right to purchase assets, Party A shall use available RMB cash as the consideration for the Transfer Price paid to the designated bank account.

2.	Undertakings

2.1	Undertakings Relating to Party C

Party B (as Party C’s shareholder) and Party C hereby undertake that with respect to Party C, they:

2.1.1	without written consent of Party A, will not, in any way, supplement, change or amend the organizational documents of Party C, increase or decrease its registered capital, or change the structure of its registered capital in any other form;

2.1.2	will maintain its existence, obtain and maintain all the necessary governmental approvals or licenses Party C’s business requires, diligently and validly operate its business and deal with its daily corporate matters, according to a well-accepted financial and commercial standard and practice;

2.1.3	without written consent of Party A, will not sell, transfer, mortgage, or dispose of in any other way, any legal or beneficial interest in Party C’s assets, business or revenue, or allow any security interest to be created over thereon, anytime upon the execution hereof;

2.1.4	without written consent of Party A, will not incur, succeed, guaranty, or allow the existing of, any liability, provided that such liability arises from its routine or daily operation, instead of borrowing;

English Translation

2.1.5	will operate all business in the course of normal operation, and will not take any action/non-action imposing any adverse effect on Party C’s operation status and value of assets, in order to maintain Party C’s assets value;

2.1.6	without written consent of Party A, will not cause Party C to enter into any material contract, except for contracts made during the ordinary course of business;

2.1.7	without written consent of Party A, will not cause Party C to provide any loan or credit facility to any other person;

2.1.8	will provide to Party A all materials in respect of Party C’s operation and financial situation, as required by Party A;

2.1.9	if required by Party A, will procure from the insurer accepted by Party A insurance and maintain the insurance with respect to its assts and business, and the insurance premium and policy shall be in compliance with those of other companies operating similar businesses;

2.1.10	without written consent of Party A, will not cause Party C to merge or amalgamate with any other person, or acquire or invest in any other person;

2.1.11	will notify Party A of any occurrence or threat of any lawsuit, arbitration or administrative proceeding with respect to Party C’s assets, business, revenue or shares;

2.1.12	for purpose of maintenance of Party C’s ownership of all of its assets, will sign all necessary or appropriate documents, take all necessary and appropriate actions, and file any necessary or appropriate claims, or proceed with all necessary and appropriate defenses against all claims;

2.1.13	without written consent of Party A, will not distribute any dividend in any form to shareholders, provided that, if required so by Party A, will immediately distribute all its distributable profits to its shareholders; and

2.1.14	will appoint the persons designated by Party A as Party C’s directors or executive director, as required by Party A;

2.1.15	without written consent of Party A, will not engage in any competitive business of Party A or its affiliates;

2.1.16	Unless otherwise mandatorily required by the laws of China, without written consent of Party A, Party C shall not dissolve or liquidate;

English Translation

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2.1.17	Once the laws of China allows foreign investors to hold more than 50% shares and/or solely invest in the principal business of Party C in China, and the relevant government authorities in China begin to approve the business, Party B shall immediately transfer the equity of Party C held by Party B or the assets Party B holds to Party A or the designated person, after Party A exercises the Equity Purchase Right or the right to purchase assets.

2.2	Party B’s Undertakings

Party B undertakes that it:

2.2.1	without written consent of Party A, will not sell, transfer, mortgage, or dispose of in any other way, any legal or beneficial interest in the equity interests held by it of Party C, or allow any security interest to be created over thereon, except for the pledge created over such equity interests in accordance with Party B’s Equity Pledge Agreement, Party B’s Power of Attorney and this Agreement;

2.2.2	will cause Party C’s shareholders’ meeting and/or directors’ meeting (or executive director) not to approve the sale, transfer, mortgage, or disposition in any other way of, any legal or beneficial interest in the equity interests held by it of Party C, or any security interest to be created over thereon, except for the pledge created over such equity interests in accordance with Party B’s Equity Pledge Agreement, Party B’s Power of Attorney and this Agreement;

2.2.3	without written consent of Party A, will cause Party C’s shareholders’ meeting and/or directors’ meeting (or executive director) not to approve Party C’s merger or amalgamation with any other person, or its acquisition of or investment in any other person;

2.2.4	will notify Party A of any occurrence or threat of any lawsuit, arbitration or administrative proceeding with respect to the equity interests held by it;

2.2.5	will cause Party C’s shareholders’ meeting and/or directors meeting (or executive director) to resolve to agree upon the transfer of Purchased Equity Interests mentioned herein, and take any other actions as required by Party A;

2.2.6	for purpose of maintaining its legitimate ownership of equity interests held by it, will sign all necessary or appropriate documents, take all necessary and appropriate actions, and file any necessary or appropriate claims, or proceed with all necessary and appropriate defenses against all claims;

2.2.7	will appoint the persons designated by Party A as Party C’s directors, as required by Party A;

2.2.8	Party B agrees that the other shareholders (if any) of Party C and Party A and Party C sign an exclusive purchase agreement, equity pledge agreement and power of attorney similar to this Agreement, Party B's Equity Pledge Agreement and Party B's Power of Attorney, and guarantee that no action which may conflict with any such documents signed by other shareholders will be taken; any other shareholders of Party C (if any) will transfer to Party A and/or the Designated Person in accordance with their respective exclusive purchase agreements, Party B hereby waives all the rights of first refusal (if any) that it is entitled;

English Translation

2.2.9	if the transfer price allowed by the laws of China is higher than Party B's contribution to Party C or any profit distributions, dividends, or liquidation incomes from Party C, Party B shall give transfer price, all the profits, dividends, or liquidation proceeds which is higher than Party B's contribution to Party A or any person designated by Party A in a timely manner permitted by the law of China.

2.2.10	will strictly abide by all provisions of this Agreement and other contracts among the Parties, and between any two of them, perform all the obligations thereunder, and will not take any action/non-action which may impose any effect on the validity and enforceability of such contracts. If Party B still maintains any right with respect to the equity interests under this Agreement, or Equity Pledge Agreement among the Parties, or the authorization letter of Party A, Party B will not exercise any of such rights unless with the written direction of Party A.

3.	Representations and Warrants

Party B and Party C hereby respectively and jointly represent and warrant to Party A on the date hereof and each day of transfer, that:

3.1	it has the power and capacity to execute and deliver this Agreement, as well as any other equity interests transfer contract or assets transfer contract, to which it is a party, and which is made for each transfer of Purchased Equity Interests or Party C’s assets in accordance with this Agreement (individually referred to as “Transfer Agreement”), and perform its obligations under this Agreement and the Transfer Agreement. Party B and Party C agree to enter into a respective Transfer Agreement containing the provisions same to this Agreement when Party A exercises the Equity Purchase Right or the right to purchase assets. This Agreement and any Transfer Agreement to which it is a party, upon being executed, constitutes or will constitute its valid and binding obligation enforceable against it in accordance with the terms hereof;

3.2	Party B and Party C has obtained the consents and approvals from third party and governmental authorities for the execution, delivery and performance of this Agreement;

3.3	its execution, delivery and performance of this Agreement or any Transfer Agreement will not (i) violate any applicable laws of the PRC; (ii) conflict with the articles of association and other organizational documents of Party C; (iii) breach any contract or document which is binding upon it, or to which it is a party; (iv) violate any permit or approval, or the conditions for maintaining its validity of such permit or approval, granted to any party; or (v) cause the suspension or withdrawal of, or impose any additional conditions on, the permit or approval granted to any party;

English Translation

3.4	Party B owns good and salable ownership of the equity interests by it in Party C, and Party B has not created any security interest over such equity interests except for Party B’s Equity Pledge Agreement and Party B’s Power of Attorney;

3.5	Party C is a validly existing limited liability company incorporated under the laws of China. Party C owns good and salable ownership of all of its assets, and Party C has not created any security interest over such assets;

3.5	Party C does not have any outstanding liabilities, except for (i) those arising from the ordinary course of business and (ii) those disclosed to Party A and approved by Party A in writing;

3.6	Party C has been complying with all applicable laws and regulations in major respects; and

3.7	there are no lawsuits, arbitrations or administrative proceedings pending or threatened with respect to the equity interests, Party C’s assets or Party C itself.

4.	Effective Date and Term

This Agreement becomes effective upon the execution by each Party, and this Agreement shall be terminated when all the equity of Party C held by Party B or all assets of Party C has transferred to Party A and/or the Designated Person according to the provisions of this Agreement.

5.	Applicable Law and Dispute Resolution

5.1	Applicable Law

The formation of this Agreement, its validity, interpretation, performance, change, and termination of this Agreement, and the settlement of any dispute between the Parties, shall be governed by and construed in accordance with the laws of the PRC.

5.2	Dispute Resolution

The Parties will firstly attempt in good faith to resolve any and all disputes arising out of or relating to this Agreement through friendly consultations. If a dispute is not resolved through friendly consultations, then each Party may submit the dispute to China Guangzhou Arbitration Commission for arbitration in accordance with then effective arbitration rules. The arbitration shall be conducted in Guangzhou. The award of the arbitration tribunal shall be final and binding upon the Parties.

English Translation

6.	Taxes, Fees

Each Party shall respectively bear any and all the taxes, expenses and fees incurred by, or collected from such Party, for preparation and execution of this Agreement, each Transfer Agreement, and completion of the transactions contemplated by this Agreement and each Transfer Agreement, in accordance with laws of the PRC.

7.	Notices

7.1	All the notices and other communications required by or sent pursuant to this Agreement shall be delivered to the following address of each Party in person, by registered mail, prepaid post, or commercial courier services, or facsimile. Each notice shall be confirmed with a respective email. Delivery shall be deemed to have occurred:

7.1.1	Notices given in person, shall be deemed effectively given on the date of receipt or lien at the address specified for notices.

7.1.2	Notices given by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt, refusal or returned for any reason at the address specified for notices.

7.1.3	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission). Notices given by e-mail shall be deemed effectively given on the date of successful transmission, in the circumstance that the sending party receives the system information indicating that the e-mail is successful delivered or does not receive the system information indicating that the e-mail has not been delivered or returned within 24 hours.

7.2	Each Party’s address for purpose of notice is as follows:

Party A:	Guangzhou 100-Education technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Yujun Liu
E-mail:

Party B-1:	Guangzhou Huaduo Network Technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attention:	Jianping Yan
E-mail:

English Translation

Party B-2:	Guangzhou 100-Wuyou Online Education Technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Yujun Liu
E-mail:

Party B-3:	David Xueling Li
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Jianping Yan
E-mail:

Party C:	Guangzhou Sanrenxing 100-Education technology Co., Ltd.
Address:	29/F, Building B-1, North Block of Wanda Plaza, No. 79 Wanbo Er Road, Nancun Town, Panyu District, Guangzhou
Attn:	Yujun Liu
E-mail:

7.3	Each Party may at anytime change its address for receiving notices by giving a notice to the other Parties in accordance with this clause.

8.	Confidentiality

Each Party recognizes and confirms this Agreement, the content of this Agreement, and any and all oral and written information exchanged among them for the preparation and performance of this Agreement shall be deemed as confidential information. Each Party shall hold in confidence all such confidential information, and without the written consent from the other Parties, should not disclose any confidential information to any third party, provided that, confidential information shall not include information that (i) is or becomes available to the public other than as a result of a disclosure by the receiving Party in violation of this Agreement, or (ii) any information which must be disclosed pursuant to laws and regulations, stock trading rules, or as required by order or decree of governmental authorities or courts; or (iii) any information disclosed by either Party to its shareholders, directors, employees, legal or financial advisors in relation to the transactions contemplated herein, who are bound by confidentiality obligation similar to this provision. Any disclosure of confidential information by shareholders, directors, employees or institutions engaged by either Party shall be deemed as the disclosure by such Party, and such Party shall be held liable for breach.

English Translation

9.	Further Assurance

The Parties hereto shall each immediately perform such beneficial acts, execute and deliver such beneficial instruments and documents, and do all such other things as may be reasonably necessary to perform the provisions and purpose of this Agreement.

10.	Liability For Default

10. 1	If Party B or Party C materially breaches any provision hereof, or fails to perform all or any obligations hereunder, then it has constituted the breach of this Agreement (“Breach”). Party A has the right to require Party B or Party C to cure such Breach or take any correction measures regarding such Breach. In the event that Party B or Party C fails to cure such Breach or take any correction measures regarding such Breach within such reasonable period or ten (10) days after Party A sends the written breach notice to the Default Party to require the correction, then Party A is entitled to choose any of the following relieves for the Breach: (1) to terminate this Agreement and require Party B or Party C to provide full indemnification for such Breach; or (2) to require the enforcement of all the obligations of Party B or Party C under this Agreement, and Party B or Party C to provide full indemnification for such Breach. This section does not exclude any other right of Party A provided by this Agreement.

10. 2	Each Party agrees and confirms that under no circumstance may Party B or Party C require the termination of this Agreement for any reason.

11.	Miscellaneous

11.1	Amendment, Change and Supplement

Any amendment and supplement to this Agreement shall be in writing. Any amendment and supplement to this Agreement that have been signed by both Parties shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

11.2	Entirety

Except for any written amendment, supplement and change made to this Agreement upon the execution hereof, this Agreement constitutes the entire agreement reached among the Parties relating to the subject matter hereof, and supersedes in their entirety all prior written and oral agreements and understandings among the Parties relating to the subject matter hereof.

English Translation

11.3	Headings

The headings of this Agreement are created only for reading convenience and should not be interpreted, or explained to affect the meanings of the provisions hereof.

11.4	Severability

If any single or multiple provisions hereof are judged invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected in any aspect. The Parties shall in good faith endeavor to use valid provisions to the extent allowed by laws and reflecting the intensions of all the Parties to replace those invalid, illegal or unenforceable provisions, provided that, the economic effects achieved by such valid provisions shall be similar to the economic effects achieved by those invalid, illegal or unenforceable provisions.

11.5	Successors

This Agreement shall be valid and binding upon the Parties and their successors (including the successors of Purchased Equity Right) and permitted assigns.

11.6	Survival

11.6.1	Any obligations arising from, or expiring upon the expiry or earlier termination of this Agreement survive the expiry or earlier termination of this Agreement.

11.6.2	Section 5, Section 8, Section 10 of this Agreement and this Clause 11.6 shall survive the termination of this Agreement.

11.7	Waiver

Each Party can only waive any term or condition of this Agreement in writing and with the signatures of all the Parties. Any waiver made by one Party regarding the other Party’s breach should not be deemed as the waiver of such Party regarding the other Party’s similar breaches in other situations.

11.8	Languages

This Agreement is written in Chinese in five (5) originals, each Party holding one (1) copy.

English Translation

IN WITNESS WHEREOF , the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Party A:	Guangzhou 100-Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

Party B-1:	Guangzhou Huaduo Network Technology Co., Ltd.

Signature:	/s/ Ting Li
Name:	Ting Li
Title:	Legal Representative

Party B-2:	Guangzhou 100-Wuyou Online Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative

Party B-3:	David Xueling Li

Signature:	/s/ David Xueling Li
Name:	Xueling Li

Party C:	Guangzhou Sanrenxing 100-Education Technology Co., Ltd.

Signature:	/s/ Yujun Liu
Name:	Yujun Liu
Title:	Legal Representative